Exhibit 99.1

Hawthorn Bancshares Announces Directorate Appointment

Jefferson City, Mo. — July 28, 2014 — Hawthorn Bancshares, Inc. (NASDAQ: HWBK), the parent company of Hawthorn Bank, announced today that Frank E. Burkhead has been appointed to the Company’s board of directors.

"Frank has extraordinary financial and business expertise, and we are fortunate to have a director of this caliber join our organization," said David T. Turner, Chairman, CEO & President of Hawthorn Bancshares and Hawthorn Bank. "Frank has an excellent reputation and has displayed professionalism throughout his distinguished career.”

Burkhead is President of Burkhead Wealth Management and the CPA firm, Burkhead & Associates, LLC located in Jefferson City, MO.

“I am honored to join Hawthorn Bancshares’ board and work with this exceptional team.  Hawthorn has been a strong bank in Missouri since 1865 and I look forward to sharing my experiences and contributing to the future direction and growth of this organization,” Burkhead said.

Burkhead is a graduate of Lincoln University, Jefferson City, MO with a bachelors of science degree in accounting.

In addition to Burkhead, Hawthorn Bancshares’ board of directors include Chairman, CEO & President David T. Turner, Charles G. Dudenhoeffer, Jr., Philip D. Freeman, Kevin L. Riley, James E. Smith and Gus S. Wetzel, II.  The Company’s advisory directorate is composed of Harold G. Butzer, David R. Goller, James R. Loyd and Julius F. Wall.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City, Missouri with additional Missouri locations in Lee's Summit, Springfield, Branson, Independence, Liberty, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California, and St. Robert.

Contact:

Kathleen Bruegenhemke

Senior Vice President, Investor Relations

TEL: 573.761.6100   FAX: 573.761.6272

www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended.  It is important to note that actual results could differ materially from those projected in such forward-looking statements.  Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company's quarterly and annual reports filed with the Securities and Exchange Commission.